EXHIBIT 10.3

WELLTOWER INC.

Summary of Director Compensation

For each calendar year, each non-employee member of the Board of Directors of Welltower Inc. (the “Company”) will receive an annual retainer of $85,000, payable in equal quarterly installments. If there is a non-employee director serving as the Chairman of the Board, such individual will receive an additional retainer of $125,000. Additionally, the chairs of the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Investment Committee will receive additional retainers of $25,000, $20,000, $15,000 and $20,000, respectively. If the Board of Directors holds more than four meetings in a year, each non-employee member of the Board will receive $1,500 for each meeting attended in excess of four meetings. With respect to the Audit, Compensation, Executive, Nominating/Corporate Governance and Investment Committees, if any of these committees holds more than four meetings in a year, each non-employee member of these committees will receive $1,000 for each meeting attended in excess of four meetings.

Each of the non-employee directors will receive, in each calendar year, a grant of deferred stock units with a value of $140,000, pursuant to the Company’s 2016 Long-Term Incentive Plan. The deferred stock units will be convertible into shares of common stock of the Company on the anniversary of the date of the grant. Recipients of the deferred stock units also will be entitled to dividend equivalent rights.